PRESS RELEASE

For further information, contact:	Ken Sill - Chief Financial Officer
(832) 562-3732

Jennifer Semien - Corporate Controller
(832) 562-3736

U.S. Well Services, LLC Announces Appointment of Todd Danos to Board of Managers

Houston, TX, March 11, 2014 - U.S. Well Services, LLC (“USWS” or the “Company”) announced today the appointment of Todd Danos as a member of the Board of Managers (the“Board”) effective March 7, 2014.

ORB Investments, LLC (“ORB”) appointed Mr. Danos as a member of the Board of USWS, pursuant to the terms of the Company's Amended and Restated Limited Liability Company Agreement, whereby ORB has the right to appoint all of the members of the Board, except that one of the members of the Board is also required to be the Company's Chief Executive Officer.

Mr. Danos, age 51, co-founded Gulf Offshore Logistics, LLC in 2003 and serves as its Marketing Director. Mr. Danos also manages the sales force and oversees the daily vessel traffic activities and pricing decisions. Prior to founding Gulf Offshore Logistics, LLC, Mr. Danos worked at Galliano Tugs, a family business engaged in the offshore tug boat business. Mr. Danos has served on the Board of Directors of the Offshore Marine Service Association for seven years and on the Board of Directors of the Coalition of Maritime Employers of Louisiana for two years, in addition to lobbying on behalf of the maritime industry through his work with the Louisiana Association of Business and Industry.

About U.S. Well Services, LLC

U.S. Well Services, LLC is a Houston, Texas based oilfield services provider of well stimulation services to the upstream oil and gas industry. The Company currently performs services in the Marcellus and Utica shale regions in Ohio, West Virginia and Pennsylvania under contract and on the spot market.

Additional information on U.S. Well Services, LLC is available on the Company's website at www.uswellservices.com.